Exhibit 99.1
Femasys Announces Financial Results for Quarter Ended March 31, 2025, and Provides Corporate Update

-- Company delivers on mission to transform women’s health with innovative solutions, including FemaSeed® for first-line infertility treatment and FemBloc® non-surgical permanent birth control (full system approval pending in Europe) --

ATLANTA, May 8, 2025 -- Femasys Inc. (NASDAQ: FEMY), a leading biomedical innovator addressing significant unmet needs in women’s health worldwide, with a broad portfolio of disruptive, accessible, in-office therapeutic and diagnostic products, announces financial results for the quarter ended March 31, 2025 and provides a corporate update.

Corporate Highlights from 1Q 2025 to date

•
Announced FemBloc permanent birth control delivery system approval in Europe; FemBloc blended polymer component successfully completed an expedited G12 Special MDR Audit for Class III devices, and the Notified Body has recommended for CE mark approval pending the final stages of European Medical Agency (EMA) review

•	Announced United Kingdom and Israeli regulatory approvals for FemaSeed and two diagnostic devices
•	Announced partnership with CNY Fertility, a national conglomerate of eleven fertility centers, to offer FemaSeed
•	Announced distribution partnerships for FemBloc in Spain
•	Announced peer-reviewed publication of positive safety and efficacy results from FemBloc clinical trials
•	Announced notices of intention to grant two new European patent applications for FemBloc
•	Announced notice of allowance for new U.S. patent application for FemaSeed

“Securing the first regulatory approval globally for the FemBloc delivery system marks a key milestone toward full system approval and the introduction of a first-of-its-kind, non-surgical permanent birth control option for women in Europe,” said Femasys’ CEO Kathy Lee-Sepsick. “Additionally in the first quarter of 2025, we began executing our commercialization strategy for FemaSeed, achieving a 78% quarter-over-quarter sales increase in the U.S., an encouraging early indicator of strong market momentum and the unmet need for additional fertility treatment options. We remain dedicated to closing critical gaps in women’s reproductive health through the advancement of safe, effective, accessible and innovative solutions.”

Financial Results for Quarter Ended March 31, 2025

•	Sales increased by $70,124, or 25.9%, to $341,264 for the three months of 2025, from $271,140 for the three months of 2024 due to sales of FemaSeed
•
Research and development expenses increased by $1,197,741, or 67.6%, to $2,968,472 for the three months of 2025 from $1,770,731 for the three months of 2024 primarily due to increased regulatory costs, material and development costs, and compensation costs

•
Net loss was $5,896,839, or ($0.23) per basic and diluted share attributable to common stockholders, for the three-month period ended March 31, 2025, compared to net loss of $3,599,510, or ($0.17) per basic and diluted share attributable to common stockholders, for the same period ended March 31, 2024

•
Cash and cash equivalents as of March 31, 2025, was approximately $3.8 million and the Company had an accumulated deficit of approximately $133.1 million. The Company expects, based on its current operating plan, our current cash and cash equivalents, will be sufficient to fund its ongoing operations into early third quarter of 2025.

For more information, please refer to the Company’s Form 10-Q filed May 8, 2025, which can be accessed on the SEC website.

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Assets	March 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$3,820,208	3,451,761
Accounts receivable, net	233,598	488,373
Inventory	3,862,188	3,046,323
Prepaid and other current assets	1,216,258	1,035,993
Total current assets	9,132,252	8,022,450
Property and equipment, at cost:
Leasehold improvements	1,238,886	1,238,886
Office equipment	68,530	60,921
Furniture and fixtures	417,876	417,876
Machinery and equipment	3,068,033	2,856,740
Construction in progress	600,551	762,445
	5,393,876	5,336,868
Less accumulated depreciation	(3,818,451)	(3,740,769)
Net property and equipment	1,575,425	1,596,099
Long-term assets:
Lease right-of-use assets, net	1,673,336	1,805,543
Intangible assets, net of accumulated amortization	58,747	65,918
Other long-term assets	838,043	954,992
Total long-term assets	2,570,126	2,826,453

Total assets	$13,277,803	12,445,002

(continued)

FEMASYS INC.
Condensed Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	March 31, 2025	December 31, 2024
Current liabilities:
Accounts payable	$2,331,794	1,419,044
Accrued expenses	1,170,288	1,151,049
Convertible notes payable, net (including related parties)	5,762,927	5,406,228
Clinical holdback – current portion	65,946	88,581
Lease liabilities – current portion	510,171	517,967
Total current liabilities	9,841,126	8,582,869
Long-term liabilities:
Clinical holdback – long-term portion	47,140	39,611
Lease liabilities – long-term portion	1,392,820	1,518,100
Total long-term liabilities	1,439,960	1,557,711
Total liabilities	11,281,086	10,140,580
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized, 27,205,109 shares issued and 27,087,886 outstanding as of March 31, 2025; and 23,473,149 shares issued and 23,355,926 outstanding as of December 31, 2024	27,205	23,473
Treasury stock, 117,223 common shares	(60,000)	(60,000)
Warrants	1,860,008	1,860,008
Additional paid-in-capital	133,264,600	127,679,198
Accumulated deficit	(133,095,096)	(127,198,257)

Total stockholders’ equity	1,996,717	2,304,422

Total liabilities and stockholders' equity	$13,277,803	12,445,002

FEMASYS INC.
Condensed Statements of Comprehensive Loss
(unaudited)

	Three Months Ended March 31,
	2025	2024
Sales	$341,264	271,140
Cost of sales (excluding depreciation expense)	117,266	88,532

Operating expenses:
Research and development	2,968,472	1,770,731
Sales and marketing	908,567	300,487
General and administrative	1,722,713	1,502,804
Depreciation and amortization	84,853	71,228
Total operating expenses	5,684,605	3,645,250
Loss from operations	(5,460,607)	(3,462,642)
Other (expense) income:
Interest income	19,029	224,684
Interest expense	(459,449)	(361,552)
Total other (expense) income, net	(440,420)	(136,868)
Loss before income taxes	(5,901,027)	(3,599,510)
Income tax expense (benefit)	(4,188)	—

Net loss	$(5,896,839)	(3,599,510)

Net loss attributable to common stockholders, basic and diluted	$(5,896,839)	(3,599,510)
Net loss per share attributable to common stockholders, basic and diluted	$(0.23)	(0.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	25,149,236	21,775,357

About Femasys

Femasys is a leading biomedical innovator focused on addressing critical unmet needs in women’s health with a broad, patent-protected portfolio of disruptive, accessible, in-office therapeutic and diagnostic products. As a U.S. manufacturer with global regulatory approvals, Femasys is actively commercializing its lead product innovations in the U.S. and key international markets. Femasys’ fertility portfolio includes FemaSeed® Intratubal Insemination, a groundbreaking first-line infertility treatment and FemVue®, a companion diagnostic for fallopian tube assessment. Published clinical trial data show FemaSeed is over twice as effective as traditional IUI, with a comparable safety profile, and high patient and practitioner satisfaction.1

FemBloc® permanent birth control, the first and only non-surgical, in-office alternative to centuries-old surgical sterilization, expects full regulatory approval in Europe mid-year 2025. Commercialization of this highly cost effective, convenient and significantly safer approach, will begin in Spain through engaged partnerships followed by select European countries. Alongside FemBloc, the FemChec®, diagnostic product provides an ultrasound-based test to confirm procedural success. Published data from initial clinical trials demonstrated compelling effectiveness, five-year safety, and high patient and practitioner satisfaction.2 For U.S. FDA approval, enrollment in the FINALE pivotal trial (NCT05977751) is on-going. Learn more at www.femasys.com, or follow us on X, Facebook and LinkedIn.

References
1Liu, J. H., Glassner, M., Gracia, C. R., Johnstone, E. B., Schnell, V. L., Thomas, M. A., L. Morrison, Lee-Sepsick, K. (2024). FemaSeed Directional Intratubal Artificial Insemination for Couples with Male-Factor or Unexplained Infertility Associated with Low Male Sperm Count. J Gynecol Reprod Med, 8(2), 01-12. doi: 10.33140/JGRM.08.02.08.

2Liu, J. H., Blumenthal, P. D., Castaño, P. M., Chudnoff, S. C., Gawron, L. M., Johnstone, E. B., Lee-Sepsick, K. (2025). FemBloc Non-Surgical Permanent Contraception for Occlusion of the Fallopian Tubes. J Gynecol Reprod Med, 9(1), 01-12. doi: 10.33140/JGRM.09.01.05.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “suggests,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to obtain regulatory approvals for our FemBloc product candidate; develop and advance our current FemBloc product candidate and successfully enroll and complete the clinical trial; the ability of our clinical trial to demonstrate safety and effectiveness of our product candidate and other positive results; estimates regarding the total addressable market for our products and product candidate; our ability to commercialize our products and product candidate, our ability to establish, maintain, grow or increase sales and revenues, or the effect of delays in commercializing our products, including FemaSeed; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024, and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors:
IR@femasys.com

Media:
Media@femasys.com